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                                                                    EXHIBIT 23.2

                               AvSOLUTIONS, Inc.
                          10687 Gaskins Way, Suite 200
                         Manassas, Virginia 20109-2371

July 19, 2000

UNITED AIR LINES, INC.
1200 East Algonquin Road
Elk Grove Township, Illinois 60007

Re: PRELIMINARY PROSPECTUS SUPPLEMENT, DATED JULY 19, 2000, TO THE PROSPECTUS DATED JULY 19, 2000, INCLUDED IN REGISTRATION STATEMENT NO. 333-90657 OF UNITED AIR LINES, INC.

Ladies and Gentlemen:

     We consent to the use of the report prepared by us with respect to the aircraft referred to therein, to the summary of such report in the text under the headings "Prospectus Supplement Summary--Equipment Notes and the Aircraft," "Risk Factors--Appraisals and Realizable Value of Aircraft," "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in the above-captioned Preliminary Prospectus Supplement and to the references to our name under the headings "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

AvSOLUTIONS, Inc.


     /s/ Bryant Lynch
--------------------------
Name:   Bryant Lynch
Title:  Manager, Commercial Appraisals